MANAGEMENT'S REPORT
Mississippi Power Company 1994 Annual Report


The management of Mississippi Power Company has prepared--and is responsible for--the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based upon a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting control maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of four directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Mississippi Power Company in conformity with generally accepted accounting principles.





/s/ David M. Ratcliffe
    David M. Ratcliffe
    President and Chief Executive Officer



/s/ Michael W. Southern
    Michael W. Southern
    Vice President, Secretary, Treasurer and
    Chief Financial Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Mississippi Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Mississippi Power Company (a Mississippi corporation and a wholly owned subsidiary of The Southern Company) as of December 31, 1994 and 1993, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 10-25) referred to above present fairly, in all material respects, the financial position of Mississippi Power Company as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the periods stated, in conformity with generally accepted accounting principles.

    As explained in Notes 2 and 8 to the financial statements, effective January 1, 1993, Mississippi Power changed its methods of accounting for postretirement benefits other than pensions and for income taxes.




/S/ ARTHUR ANDERSEN LLP


Atlanta, Georgia
February 15, 1995

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Mississippi Power Company 1994 Annual Report


RESULTS OF OPERATIONS

Earnings

Mississippi Power Company's net income after dividends on preferred stock for 1994 totaled $49.2 million, an increase of $6.7 million over the prior year. This improvement is attributable primarily to increased energy sales and rate increases. A retail rate increase under the Company's Performance Evaluation Plan (PEP) of $6.4 million annually became effective in July 1993. Under the Environmental Compliance Overview Plan (ECO Plan), retail rates increased by $7.6 million annually effective April 1994. Also, effective in April 1994 was a $3.6 million wholesale rate increase.

     A comparison of 1993 to 1992 reflects an increase in 1993 earnings of $5.6 million. As was the case in 1994, earnings in 1993 increased because of higher energy sales and retail rate increases.

Revenues

The following table summarizes the factors impacting operating revenues for the past three years:

================================================================
                                    Increase (Decrease)
                                      from Prior Year
                             -----------------------------------
                              1994           1993         1992
                             -----------------------------------
                                     (in thousands)
Retail --
  Change in
    base rates            $ 9,314*         $ 5,079*    $ 6,605
   Sales growth             9,560            5,606       7,181
   Weather                  1,752            4,735      (3,915)
   Fuel cost
    recovery
    and other               6,594           15,028      (2,743)
- ----------------------------------------------------------------
Total retail               27,220           30,448       7,128
- ----------------------------------------------------------------
Sales for resale --
  Non-affiliates            4,611            3,298       1,387
  Affiliates               (5,981)           5,464      (7,989)
- ----------------------------------------------------------------
Total sales for
  resale                   (1,370)           8,762      (6,602)
Other operating
  revenues                 (1,571)           1,226       1,535
- ----------------------------------------------------------------
Total operating
  revenues               $ 24,279         $ 40,436     $ 2,061
================================================================
Percent change                5.1%             9.3%        0.5%
- ----------------------------------------------------------------

*Includes the effect of the retail rate increases approved under the ECO Plan.

    Retail revenues of $395 million in 1994 increased 7.4 percent over the prior year, compared with increases of 9.0 percent and 2.2 percent in 1993 and 1992, respectively. The increase in retail revenues for 1994 was a result of growth in energy sales and customers and retail rate increases. Changes in base rates reflect rate changes made under PEP and the ECO Plan as approved by the Mississippi Public Service Commission (MPSC).

    Under the fuel cost recovery provision, recorded fuel revenues are equal to recorded fuel expenses, including the fuel component and the operation and maintenance component of purchased energy. Therefore, changes in recoverable fuel expenses are offset with corresponding changes in fuel revenues and have no effect on net income.

Mississippi Power Company 1994 Annual Report

    Included in sales for resale to non-affiliates are revenues from rural electric cooperative associations and municipalities located in southeastern Mississippi. Energy sales to these customers increased 7.8 percent in 1994 and
9.0 percent in 1993 with the related revenues rising 14.0 percent and 14.1 percent, respectively. The customer demand experienced by these utilities is determined by factors very similar to Mississippi Power's.

    Sales for resale to non-affiliated non-territorial utilities are primarily under long-term contracts consisting of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. Under these long-term contracts, the capacity and energy components were:

=============================================================
                        1994            1993           1992
                     ----------------------------------------
                                    (in thousands)
Capacity             $ 1,965         $ 4,191        $ 3,573
Energy                 8,473          12,120         19,538
- -------------------------------------------------------------
Total                $10,438         $16,311        $23,111
=============================================================

    Capacity revenues for Mississippi Power varied due to changes in the contracts and in the allocation of transmission capacity revenues throughout the Southern electric system. Most of the Company's capacity revenues are derived from transmission charges.

    Sales to affiliated companies within the Southern electric system will vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have no material impact on earnings.

    Below is a breakdown of kilowatt-hour sales for 1994 and the percent change for the last three years:

==================================================================
                        Amount            Percent Change
    (millions of      --------       -----------------------------
   kilowatt-hours        1994         1994        1993      1992
                      --------       -----------------------------

Residential             1,922         (0.4)%       6.9 %    (1.5)%
Commercial              2,101          8.6         6.8       2.4
Industrial              3,847          6.2         2.5       7.3
Other                      38         (0.5)        0.3     (57.2)
                        -----
Total retail            7,908          5.1         4.7       2.9
Sales for
  resale --
     Non-affiliates     2,556          0.4        (5.3)     (0.7)
     Affiliates           174        (59.2)       52.2     (54.6)
                       ------
Total                  10,638          1.3%        3.3%     (1.5)%
==================================================================

    Total retail energy sales in 1994 increased, compared to the previous year, due primarily to the improvement in the economy. The most notable factor that increased commercial energy sales was the recent establishment of casinos within the Company's service area. It is expected that the establishment of new casinos should slow appreciably. However, growth in ancillary services (lodging, food, transportation, etc.) should continue. Also, energy demand is expected to grow as a result of a larger and more fully employed population. The improvement in the economy also carried over to the industrial sector. Retail energy sales in 1993 increased due to an improving economy and weather influences. Industrial sales increased in 1992 as a result of new contracts with two large industrial customers.

    In addition to the previously discussed long-term contracts, energy sales to non-affiliates include economy sales and amounts sold under short-term contracts. Sales for resale to non-affiliates are influenced by those utilities' own customer demand, plant availability, and the cost of their predominant fuels
- -- oil and natural gas.

Expenses

Total operating expenses for 1994 were higher than the previous year because of higher taxes and an increase in maintenance expenses and depreciation and amortization. Additionally, included in other operation expenses are increased costs associated with work force reduction programs. (See Note 2 to the financial statements for information on these programs.) Expenses in 1993 were higher than 1992 primarily because of higher production expenses stemming from

Mississippi Power Company 1994 Annual Report

increased demand, an increase in the federal income tax rate, and higher employee related costs.

    Fuel costs constitute the single largest expense for Mississippi Power. These costs decreased in 1994 due to a 5.5 percent decrease in generation, which reflects lower demand on the rest of the Southern electric system and, hence, the availability of lower cost generation from affiliates. Fuel expenses in 1993, compared to 1992, were higher because of increased generation reflecting higher demand.

    Purchased power consists primarily of energy purchases from the affiliates of the Southern electric system. Purchased power transactions (both sales and purchases) among Mississippi Power and its affiliates will vary from period to period depending on demand and the availability and variable production cost at each generating unit in the Southern electric system.

    The increase in depreciation and amortization is primarily the result of the commercial operation of a 75 megawatt combustion turbine unit in May 1994.

    Taxes other than income taxes increased in 1994 because of higher ad valorem taxes, which are property based, and municipal franchise taxes, which are revenue based.

    The change in income taxes for 1994 reflected the change in operating income. Income tax expense in 1993 increased because of the enactment of a higher corporate income tax rate retroactive to January 1, 1993, coupled with higher earnings.

Effects of Inflation

Mississippi Power is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical costs does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from regulatory matters to growth in energy sales to a less regulated, more competitive environment. Expenses are subject to constant review and cost control programs. Among the efforts to control costs are utilizing employees more effectively through a functionalization program for the Southern electric system, redesigning compensation and benefit packages, and re-engineering work processes. Mississippi Power is also maximizing the utility of invested capital and minimizing the need for capital by refinancing, decreasing the average fuel stockpile, raising generating plant availability and efficiency, and managing the construction budget. Operating revenues will be affected by any changes in rates under the PEP, the Company's performance based ratemaking plan. PEP has proven to be a stabilizing force on electric rates, with only moderate changes in rates taking place.

    The ECO Plan, approved by the MPSC in 1992, provides for recovery of costs associated with environmental projects approved by the MPSC, most of which are required to comply with Clean Air Act Amendments of 1990 (Clean Air Act) regulations. The ECO Plan is operated independently of PEP. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

    The Federal Energy Regulatory Commission (FERC) regulates wholesale rate schedules and power sales contracts that Mississippi Power has with its sales for resale customers. The FERC is currently reviewing the rate of return on common equity included in these schedules and contracts and may require such returns to be lowered, possibly retroactively.

    Further discussion of PEP, the ECO Plan, and proceedings before the FERC is made in Note 3 to the financial statements herein.

Mississippi Power Company 1994 Annual Report

    Future earnings in the near term will depend upon growth in energy sales, which are subject to a number of factors. Traditionally, these factors have included changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, weather, competition, and the rate of economic growth in Mississippi Power's service area. However, the Energy Policy Act of 1992 (Energy Act) is beginning to have a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The Southern Company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows Independent Power Producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This may enhance the incentive of IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell excess generation to other utilities. Although the Energy Act does not require transmission access to retail customers, retail wheeling initiatives are rapidly evolving and becoming very prominent issues in several states. In order to address these initiatives, numerous questions must be resolved with the most complex ones relating to transmission pricing and recovery of stranded investments. As the initiatives become a reality, the structure of the utility industry could radically change. Therefore, unless Mississippi Power remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings. Conversely, being the low-cost producer could provide significant opportunities to increase market share and profitability.

    Mississippi Power is subject to the provisions of Financial Accounting Standards Board Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities. See Note 1 to the financial statements under "Regulatory Assets and Liabilities," for additional information.


FINANCIAL CONDITION

Overview

The principal changes in Mississippi Power's financial condition during 1994 were gross property additions to utility plant of $104 million, including the commercial operation of a 75 megawatt capacity combustion turbine unit. Funding for gross property additions and other capital requirements came primarily from capital contributions from The Southern Company, the sale of first mortgage bonds, the issuance of long-term notes payable, earnings and other operating cash flows. The Statements of Cash Flows provide additional details.

Financing Activity

Mississippi Power continued to lower its financing costs in 1994 by issuing new debt securities and retiring high-cost issues. The Company sold $35 million of first mortgage bonds and issued $85 million in term notes. Retirements, including maturities during 1994, totaled some $42 million of such securities. (See the Statements of Cash Flows for further details.) Composite financing rates for the years 1992 through 1994 as of year-end were as follows:

===========================================================
                                 1994        1993     1992
                                ---------------------------
Composite interest rate on
  long-term debt                 6.44%      6.57%     6.91%

Composite preferred stock
  dividend rate                  6.58%      6.58%     7.29%

============================================================

Capital Structure

At year-end 1994, the Company's ratio of common equity to total capitalization was 48.7 percent, compared to 49.8 percent in 1993 and 47.3 percent in 1992. The lower equity ratio in 1994 can be attributed primarily to additional long-term debt.

Capital Requirements for Construction

The Company's projected construction expenditures for the next three years total $223 million ($78 million in 1995, $73 million in 1996, and $72 million in 1997). The major emphasis within the construction program will be on upgrading existing facilities. Also included in the estimates for property additions for

Mississippi Power Company 1994 Annual Report

the three-year period is $2.9 million committed to meeting the requirements of Clean Air Act regulations. Revisions may be necessary because of factors such as revised load projections, the availability and cost of capital, and changes in environmental regulations.

Other Capital Requirements

In addition to the funds required for the Company's construction program, approximately $96 million will be required by the end of 1997 for present sinking fund requirements and maturities of long-term debt. Mississippi Power plans to continue, when economically feasible, to retire higher cost debt and preferred stock and replace these obligations with lower-cost capital.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- will have a significant impact on Mississippi Power and the other operating companies of The Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants will be required in two phases. Phase I compliance began in 1995 and affects eight generating plants -- some 10 thousand megawatts of capacity or 35 percent of total capacity -- in the Southern electric system. Phase II compliance is required in 2000, and all fossil-fired generating plants in the Southern electric system will be affected.

    In 1995, the Environmental Protection Agency (EPA) began issuing annual sulfur dioxide emission allowances through the allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The method for issuing allowances is based on the fossil fuel consumed from 1985 through 1987 for each affected generating unit. Emission allowances are transferable and can be bought, sold, or banked and used in the future.

    The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. The Southern Company's sulfur dioxide compliance strategy is designed to take advantage of allowances as a compliance option.

    The Southern Company expects to achieve Phase I sulfur dioxide compliance at the eight affected plants by switching to low-sulfur coal, which has required some equipment upgrades. This compliance strategy is expected to result in unused emission allowances being banked for later use. Additional construction expenditures were required to install equipment for the control of nitrogen oxide emissions at these eight plants. Also, continuous emissions monitoring equipment will be installed on all fossil-fired units. Under this Phase I compliance approach, additional construction expenditures are estimated to total approximately $300 million through 1995 for The Southern Company, of which Mississippi Power's portion is approximately $65 million.

    For Phase II sulfur dioxide compliance, The Southern Company could use emission allowances banked during Phase I, increase fuel switching, install flue gas desulfurization equipment at selected plants, and/or purchase more allowances depending on the price and availability of allowances. Also, in Phase II, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired plants as required to meet anticipated Phase II limits. Therefore, during the period 1996 to 2000, current compliance strategy for The Southern Company could require total construction expenditures of approximately $150 million, of which Mississippi Power's portion is approximately $5 million. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

    An average increase of up to 2 percent in revenue requirements from customers could be necessary to fully recover the Company's cost of compliance for both Phase I and II of Title IV of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

    Mississippi Power's ECO Plan is designed to allow recovery of costs of compliance with the Clean Air Act, as well as other environmental statutes and regulations. The MPSC reviews environmental projects and the Company's environmental policy through the ECO Plan. Under the ECO Plan, any increase in

Mississippi Power Company 1994 Annual Report

the annual revenue requirement is limited to 2 percent of retail revenues. However, the plan also provides for carryover of any amount over the 2 percent limit into the next year's revenue requirement. Mississippi Power's management believes that the ECO Plan provides for recovery of the Clean Air Act costs.

    Title III of the Clean Air Act requires a multi-year EPA study of power plant emissions of hazardous air pollutants. The EPA is scheduled to submit a report to Congress on the results of this study by November 1995. The report will include a decision on whether additional regulatory control of these substances is warranted. Compliance with any new control standard could result in significant additional costs. The impact of new standards -- if any -- will depend on the development and implementation of applicable regulations.

    The EPA continues to evaluate the need for a new short-term ambient air quality standard for sulfur dioxide. Preliminary results from an EPA study on the impact of a new standard indicate that a number of plants could be required to install sulfur dioxide controls. These controls would be in addition to the controls already required to meet the acid rain provisions of the Clean Air Act. The EPA issued proposed rules in November 1994 and is required to take final action on this issue in 1996. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

    In addition, the EPA is evaluating the need to revise the ambient air quality standards for particulate matter, nitrogen oxides, and ozone. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

    In 1995, the EPA may issue revised rules on air quality control regulations related to stack height requirements of the Clean Air Act. The full impact of the final rules cannot be determined at this time, pending their development and implementation.

    In 1993, the EPA issued a ruling confirming the non-hazardous status of coal ash. However, the EPA has until 1998 to classify co-managed utility wastes -- coal ash and other utility wastes -- as either non-hazardous or hazardous. If the EPA classifies the co-managed wastes as hazardous, then substantial additional costs for the management of such wastes may be required. The full impact of any change in the regulatory status will depend on the subsequent development of co-managed waste requirements.

    The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean up properties currently or previously owned. Upon identifying potential sites, the Company conducts studies, when possible, to determine the extent of any required cleanup costs. Should remediation be determined to be probable, reasonable estimates of costs to clean up such sites are developed and recognized in the financial statements. A currently owned site where manufactured gas plant operations were located prior to the Company's ownership is under investigation for potential remediation, but no prediction can presently be made regarding the extent, if any, of contamination or possible cleanup. Results of this investigation are expected to be available in early 1995. If this site were required to be remediated, industry studies show the Company could incur cleanup costs ranging from $1.5 million to $10 million before giving consideration to possible recovery of clean-up costs from other parties. Accordingly, no accrual has been made for remediation in the accompanying financial statements.

    Several major pieces of environmental legislation are in the process of being reauthorized or amended by Congress. These include: the Clean Water Act; the Resource Conservation and Recovery Act; the Comprehensive Environmental Response, Compensation, and Liability Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of these requirements cannot be determined at this time, pending the development and implementation of applicable regulations.

    Compliance with possible new legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential for lawsuits alleging damages caused by electromagnetic fields exists.

Mississippi Power Company 1994 Annual Report


Sources of Capital

At December 31, 1994, the Company had $70 million of committed credit in revolving credit agreements and also had $27 million of committed short-term credit lines. The Company had no short-term notes payable outstanding at year end 1994.

    It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will be derived from operations, the sale of additional first mortgage bonds, pollution control obligations, and preferred stock, and the receipt of additional capital contributions from The Southern Company. Mississippi Power is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficiently high enough to permit, at present interest rate levels, any foreseeable security sales. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.

STATEMENTS OF INCOME
For the Years Ended December 31, 1994, 1993, and 1992
Mississippi Power Company 1994 Annual Report

==========================================================================================
                                                           1994          1993         1992
- ------------------------------------------------------------------------------------------
                                                               (in thousands)
Operating Revenues (Notes 1 and 3):
Revenues                                            $   489,624   $   459,364   $  424,392
Revenues from affiliates                                  9,538        15,519       10,055
- ------------------------------------------------------------------------------------------
Total operating revenues                                499,162       474,883      434,447
- ------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                  102,216       113,986       96,743
  Purchased power from non-affiliates                     2,711         2,198        1,337
  Purchased power from affiliates                        68,543        58,019       60,689
  Other                                                  97,988       100,381       90,392
Maintenance                                              45,785        44,001       43,165
Depreciation and amortization                            35,716        33,099       32,789
Taxes other than income taxes                            41,742        37,145       34,664
Federal and state income taxes (Note 8)                  31,386        22,668       16,378
- ------------------------------------------------------------------------------------------
Total operating expenses                                426,087       411,497      376,157
- ------------------------------------------------------------------------------------------
Operating Income                                         73,075        63,386       58,290
Other Income (Expense):
Allowance for equity funds used during construction       1,099         1,010          642
Interest income                                              87           517          766
Other, net                                                2,033         3,971        5,501
Income taxes applicable to other income                    (227)       (1,158)      (1,427)
- ------------------------------------------------------------------------------------------
Income Before Interest Charges                           76,067        67,726       63,772
- ------------------------------------------------------------------------------------------
Interest Charges:
Interest on long-term debt                               19,725        17,688       22,357
Allowance for debt funds used during construction        (1,039)         (788)        (563)
Interest on notes payable                                 1,442         1,000          362
Amortization of debt discount, premium, and expense       1,479         1,262          630
Other interest charges                                      404           728          339
- ------------------------------------------------------------------------------------------
Net interest charges                                     22,011        19,890       23,125
- ------------------------------------------------------------------------------------------
Net Income                                               54,056        47,836       40,647
Dividends on Preferred Stock                              4,899         5,400        3,857
- ------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock       $    49,157   $    42,436   $   36,790
==========================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF CASH FLOWS
For the Years ended December 31, 1994, 1993, and 1992
Mississippi Power Company 1994 Annual Report

=========================================================================================
                                                           1994         1993         1992
- ------------------------------------------------------------------------------------------
                                                                    (in thousands)
Operating Activities:
Net income                                           $   54,056   $   47,836   $   40,647
Adjustments to reconcile net income to net
  cash provided by operating activities --
    Depreciation and amortization                        47,827       45,660       41,472
    Deferred income taxes                                 1,563        5,039       (5,473)
    Allowance for equity funds used during construction  (1,099)      (1,010)        (642)
    Other, net                                            5,230        3,005        7,904
    Changes in certain current assets and liabilities --
      Receivables, net                                    3,066       (4,347)       1,002
      Inventories                                        (9,856)      11,119          975
      Payables                                           (8,754)       4,133          460
      Other                                               3,334       (8,033)       6,095
- ------------------------------------------------------------------------------------------
Net cash provided from operating activities              95,367      103,402       92,440
- ------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                               (104,014)    (139,976)     (68,189)
Other                                                   (14,087)       7,562        4,235
- ------------------------------------------------------------------------------------------
Net cash used for investing activities                 (118,101)    (132,414)     (63,954)
- ------------------------------------------------------------------------------------------
Financing Activities:
Proceeds:
  Capital contributions                                  25,000       30,036           26
  Preferred stock                                             -       23,404       35,000
  First mortgage bonds                                   35,000       70,000       40,000
  Pollution control bonds                                     -       38,875       23,300
  Other long-term debt                                   85,310            -            -
Retirements:
  Preferred stock                                             -      (23,404)           -
  First mortgage bonds                                  (32,628)     (51,300)    (104,703)
  Pollution control bonds                                   (10)     (25,885)     (23,650)
  Other long-term debt                                   (9,299)      (8,170)      (6,212)
Notes payable, net                                      (40,000)       9,000       26,500
Payment of preferred stock dividends                     (4,899)      (5,400)      (3,857)
Payment of common stock dividends                       (34,100)     (29,000)     (28,000)
Miscellaneous                                            (1,201)      (5,683)      (7,821)
- ------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities   23,173       22,473      (49,417)
- ------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                     439       (6,539)     (20,931)
Cash and Cash Equivalents at Beginning of Year              878        7,417       28,348
- -----------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year             $    1,317   $      878   $    7,417
==========================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
  Interest (net of amount capitalized)                  $19,196      $15,697      $22,941
  Income taxes                                           31,115       29,009       19,514
- ------------------------------------------------------------------------------------------
( ) Denotes use of cash.                                                                               ***
The accompanying notes are an integral part of these statements.


BALANCE SHEETS
At December 31, 1994 and 1993
Mississippi Power Company 1994 Annual Report

============================================================================================
ASSETS                                                                   1994           1993
- --------------------------------------------------------------------------------------------
                                                                             (in thousands)

Utility Plant:
Plant in service, at original cost (Notes 1 and 6)               $  1,385,032   $  1,238,847
Less accumulated provision for depreciation                           477,098        462,725
- --------------------------------------------------------------------------------------------
                                                                      907,934        776,122
Construction work in progress                                          44,838        108,063
- --------------------------------------------------------------------------------------------
Total                                                                 952,772        884,185
- --------------------------------------------------------------------------------------------
Other Property and Investments                                          3,353         11,289
- --------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                               1,317            878
Receivables-
  Customer accounts receivable                                         27,865         31,376
  Other accounts and notes receivable                                   6,599          5,581
  Affiliated companies                                                  6,058          6,698
  Accumulated provision for uncollectible accounts                       (670)          (737)
Fossil fuel stock, at average cost                                     16,885         11,185
Materials and supplies, at average cost                                25,301         21,145
Current portion of deferred fuel charges  (Note 5)                      1,068            440
Current portion of accumulated deferred income taxes (Note 8)           5,410          4,316
Prepaid federal income taxes                                            5,019          3,648
Prepayments                                                               760          1,007
Vacation pay deferred (Note 1)                                          4,588          4,797
- --------------------------------------------------------------------------------------------
Total                                                                 100,200         90,334
- --------------------------------------------------------------------------------------------
Deferred Charges:
Debt expense and loss, being amortized                                 10,929         11,666
Deferred fuel charges (Note 5)                                          9,000         17,520
Deferred charges related to income taxes (Note 8)                      25,036         25,267
Deferred early retirement program costs (Note 2)                       11,286              -
Miscellaneous                                                          11,135         10,073
- --------------------------------------------------------------------------------------------
Total                                                                  67,386         64,526
- --------------------------------------------------------------------------------------------
Total Assets                                                     $  1,123,711   $  1,050,334
============================================================================================
The accompanying notes are an integral part of these statements.

BALANCE SHEETS
At December 31, 1994 and 1993
Mississippi Power Company 1994 Annual Report


============================================================================================
CAPITALIZATION AND LIABILITIES                                           1994           1993
- --------------------------------------------------------------------------------------------
                                                                            (in thousands)
Capitalization (See accompanying statements):
Common stock equity                                              $    361,753   $    321,768
Preferred stock                                                        74,414         74,414
Long-term debt                                                        306,522        250,391
- --------------------------------------------------------------------------------------------
Total                                                                 742,689        646,573
- --------------------------------------------------------------------------------------------
Current Liabilities:
Long-term debt due within one year (Note 10)                           41,199         19,345
Notes payable (Note 5)                                                      -         40,000
Accounts payable-
  Affiliated companies                                                  3,337         10,197
  Other                                                                31,144         50,731
Customer deposits                                                       2,712          2,786
Taxes accrued-
  Federal and state income (Note 8)                                       433            186
Other                                                                  31,224         26,952
Interest accrued                                                        4,427          4,237
Miscellaneous                                                          14,613         14,120
- --------------------------------------------------------------------------------------------
Total                                                                 129,089        168,554
- --------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                            129,505        124,334
Accumulated deferred investment tax credits                            31,228         32,710
Deferred credits related to income taxes (Note 8)                      45,832         48,228
Accumulated provision for property damage (Note 1)                     10,905         10,538
Miscellaneous                                                          34,463         19,397
- --------------------------------------------------------------------------------------------
Total                                                                 251,933        235,207
- --------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 2, 3, 4, and 5)
Total Capitalization and Liabilities                             $  1,123,711   $  1,050,334
============================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF CAPITALIZATION
At December 31, 1994 and 1993
Mississippi Power Company 1994 Annual Report


=========================================================================================================
                                                          1994         1993           1994        1993
- ---------------------------------------------------------------------------------------------------------
                                                            (in thousands)            (percent of total)
Common Stock Equity:
Common stock, without par value --
   Authorized -- 1,130,000 shares
   Outstanding -- 1,121,000 shares in
     1994 and 1993                                  $   37,691  $    37,691
Paid-in capital                                        179,362      154,362
Premium on preferred stock                                 372          372
Retained earnings  (Note 11)                           144,328      129,343
- ---------------------------------------------------------------------------------------------------------
Total common stock equity                              361,753      321,768          48.7 %        49.8 %
- ---------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$100 par value --
   Authorized -- 1,244,139 shares
   Outstanding -- 744,139 shares in 1994
     and 1993
     4.40%                                               4,000        4,000
     4.60%                                               2,010        2,010
     4.72%                                               5,000        5,000
     6.32%                                              15,000       15,000
     6.65%                                               8,404        8,404
     7.00%                                               5,000        5,000
     7.25%                                              35,000       35,000
- --------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $4,899,000)       74,414       74,414          10.0          11.5
- --------------------------------------------------------------------------------------------------------
Long-Term Debt:
First mortgage bonds --
   Maturity        Interest Rates
   --------        --------------
   June 1, 1994    4 5/8%                                    -       10,000
   July 1, 1995    4 3/4%                                    -       11,000
   August 1, 1996  6%                                        -       10,000
   March 1, 1998   5 3/8%                               35,000       35,000
   2000 to 2003    6 5/8% to 7 5/8%                     40,000       40,000
   March 1, 2004   6.60%                                35,000            -
   May 1, 2021     9 1/4%                               47,072       48,700
   June 1, 2023    7.45%                                35,000       35,000
- --------------------------------------------------------------------------------------------------------
Total first mortgage bonds                             192,072      189,700
Pollution control obligations (Note 9)                  63,155       63,165
Other long-term debt (Note 9)                           95,689       19,678
Unamortized debt premium (discount), net                (3,195)      (2,807)
- --------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
   requirement--$22,606,000)                           347,721      269,736
Less amount due within one year (Note 10)               41,199       19,345
- --------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year    306,522      250,391         41.3          38.7
- --------------------------------------------------------------------------------------------------------
Total Capitalization                                $  742,689  $   646,573        100.0%        100.0%
========================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1994, 1993, and 1992
Mississippi Power Company 1994 Annual Report

===========================================================================================
                                                           1994          1993         1992
 ------------------------------------------------------------------------------------------
                                                                    (in thousands)

Balance at Beginning of Period                      $   129,343   $   118,429   $  111,670
Net income after dividends on preferred stock            49,157        42,436       36,790
Cash dividends on common stock                          (34,100)      (29,000)     (28,000)
Preferred stock transactions and other, net                 (72)       (2,522)      (2,031)
- -------------------------------------------------------------------------------------------
Balance at End of Period (Note 11)                  $   144,328   $   129,343   $  118,429
===========================================================================================

STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1994, 1993, and 1992
===========================================================================================
                                                           1994          1993         1992
- -------------------------------------------------------------------------------------------
                                                                   (in thousands)

Balance at Beginning of Period                      $   154,362   $   124,326   $  124,300
Contributions to capital by parent company               25,000        30,036           26
- -------------------------------------------------------------------------------------------
Balance at End of Period                            $   179,362   $   154,362   $  124,326
===========================================================================================
The accompanying notes are an integral part of these statements.


NOTES TO FINANCIAL STATEMENTS
Mississippi Power Company 1994 Annual Report

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

General

Mississippi Power Company is a wholly owned subsidiary of The Southern Company, which is the parent company of five operating companies, Southern Company Services (SCS), Southern Communications Services (Southern Communications), Southern Electric International (Southern Electric), Southern Nuclear Operating Company (Southern Nuclear), and The Southern Development and Investment Group
(SDIG). The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four southeastern states. Contracts among the companies--dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power--are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission. SCS provides, at cost, specialized services to The Southern Company and to the subsidiary companies. Southern Communications, beginning in mid-1995, will provide digital wireless communications services--over the 800-megahertz frequency band--to The Southern Company's subsidiaries and also will market these services to the public within the Southeast. Southern Electric designs, builds, owns, and operates power production facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Nuclear provides services to The Southern Company's nuclear power plants. SDIG develops new business opportunities related to energy products and services.

    The Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both The Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. Mississippi Power is also subject to regulation by the FERC and the Mississippi Public Service Commission (MPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the respective commissions.

    Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

Mississippi Power is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets as of December 31 relate to: (in thousands)

===============================================================
                                          1994            1993
                                       ------------------------
Deferred income taxes                  $25,036         $25,267
Vacation pay                             4,588           4,797
Work force reduction costs              11,286               -
Deferred fuel charges                   10,068          17,960
Premium on reacquired debt               9,571          10,563
Property damage reserve                (10,905)        (10,538)
Deferred income tax credits            (45,832)        (48,228)
Other, net                              (3,383)         (3,653)
- ---------------------------------------------------------------
Total                                  $   429         $(3,832)
===============================================================

    In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off the related regulatory assets and liabilities. In addition, the Company would be required to determine any impairment to other assets, including plant, and write down the assets to their fair value.

Revenues

Mississippi Power accrues revenues for service rendered but unbilled at the end of each fiscal period. The Company's retail and wholesale rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power. Retail rates also include provisions to adjust billings for fluctuations in costs for ad valorem taxes and certain qualifying environmental

Mississippi Power Company 1994 Annual Report


costs. Revenues are adjusted for differences between actual allowable amounts and the amounts included in rates.

    The Company has a diversified base of customers. No single customer or industry comprised 10 percent or more of revenues. In 1994, uncollectible accounts continued to average less than 1 percent of revenues.

Depreciation

Depreciation of the original cost of depreciable utility plant in service is provided by using composite straight-line rates which approximated 3.2 percent in 1994, 3.1 percent in 1993, and 3.3 percent in 1992. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired.

Income Taxes

Mississippi Power provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

     Effective January 1, 1993, Mississippi Power adopted FASB Statement No. 109, Accounting for Income Taxes. Statement No. 109 required, among other things, conversion to the liability method of accounting for accumulated deferred income taxes. See Note 8 to the financial statements for additional information about Statement No. 109.

Allowance for Funds Used During Construction (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rates used to capitalize the cost of funds devoted to construction were 6.9 percent in 1994, 6.8 percent in 1993, and 8.2 percent in 1992. AFUDC (net of income taxes), as a percent of net income after dividends on preferred stock, was 3.5 percent in 1994 and 1993 and 2.7 percent in 1992.

Utility Plant

Utility plant is stated at original cost. This cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense except for the maintenance of coal cars and a portion of the railway track maintenance, which are charged to fuel stock. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

In accordance with FASB Statement No. 107, Disclosure About Fair Value of Financial Instruments, all financial instruments of the Company for which the carrying amount does not approximate fair value, must be disclosed. At December 31, 1994, the fair value of long-term debt was $331 million and the carrying amount was $348 million. At December 31, 1993, the fair value of long-term debt was $278 million and the carrying amount was $270 million. The fair value for long-term debt was based on either closing market price or closing price of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when used or installed.

Mississippi Power Company 1994 Annual Report

Vacation Pay

Mississippi Power's employees earn their vacation in one year and take it in the subsequent year. However, for ratemaking purposes, vacation pay is recognized as an allowable expense only when paid. Consistent with this ratemaking treatment, the Company accrues a current liability for earned vacation pay and records a current asset representing the future recoverability of this cost. Such amounts were $4.6 million and $4.8 million at December 31, 1994 and 1993, respectively. In 1995, an estimated 78 percent of the 1994 deferred vacation cost will be expensed, and the balance will be charged to construction and other accounts.

Provision for Property Damage

Mississippi Power is self-insured for the cost of storm, fire and other uninsured casualty damage to its property, including transmission and distribution facilities. As permitted by regulatory authorities, the Company provided for such costs by charges to income of $1.1 million in 1994 and $1.5 million in 1993 and 1992. The cost of repairing damage resulting from such events that individually exceed $50 thousand is charged to the accumulated provision to the extent it is available. As of December 31, 1994, the accumulated provision amounted to $10.9 million, the maximum allowed for 1994. Effective January 1995, regulatory treatment by the MPSC allows a maximum accumulated provision of $18 million.

2.  RETIREMENT BENEFITS:

Pension Plan

Mississippi Power has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Benefits are based on the greater of amounts resulting from two different formulas: years of service and final average pay or years of service and a flat-dollar benefit. The Company uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trust are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

Mississippi Power also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Qualified trusts are funded to the extent required by the Company's regulatory commissions. Amounts funded are primarily invested in debt and equity securities.

     Effective January 1, 1993, Mississippi Power adopted FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, on a prospective basis. Statement No. 106 requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." The cost of postretirement benefits is reflected in rates on a current basis.

    Prior to 1993, Mississippi Power recognized these benefit costs on an accrual basis using the "aggregate cost" actuarial method, which spreads the expected cost of such benefits over the remaining periods of employees' service as a level percentage of payroll costs. The total cost of such benefits recognized by the Company was $3.6 million in 1992.

Funded Status and Cost of Benefits

Shown in the following tables are actuarial results and assumptions for pension and postretirement medical and life insurance benefits as computed under the requirements of FASB Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:

Mississippi Power Company 1994 Annual Report

===============================================================
                                                 Pension
                                            -------------------
                                             1994         1993
                                            -------------------
                                              (in thousands)
Actuarial present value of
  benefit obligation:
    Vested benefits                      $80,603      $73,735
    Non-vested benefits                    2,966        3,245
 --------------------------------------------------------------
Accumulated benefit obligation            83,569       76,980
Additional amounts related to
  projected salary increases              27,292       24,434
- ---------------------------------------------------------------
Projected benefit obligation             110,861      101,414
Less:
  Fair value of plan assets              145,598      154,224
  Unrecognized net gain                  (37,485)     (49,239)
  Unrecognized prior service cost          3,109        3,590
  Unrecognized transition asset           (6,635)      (7,188)
- ---------------------------------------------------------------
Prepaid asset (accrued liability)
  recognized in the
  Balance Sheets                      $(6,274)    $   (27)
===============================================================

                                        Postretirement Medical
                                       ------------------------
                                          1994            1993
                                       ------------------------
                                             (in thousands)
Actuarial present value of
  benefit obligation:
    Retirees and dependents            $18,106         $10,408
    Employees eligible to retire           774           3,752
    Other employees                     19,124          19,389
- ---------------------------------------------------------------
Accumulated benefit obligation          38,004          33,549

Less:
    Fair value of plan assets            6,460           6,271
    Unrecognized net loss (gain)         2,301           3,500
    Unrecognized transition
     obligation                         15,319          16,540
- ---------------------------------------------------------------
Accrued liability recognized in
    the Balance Sheets                 $13,924         $ 7,238
===============================================================

                                       Postretirement Life
                                     ----------------------
                                       1994          1993
                                     ----------------------
                                          (in thousands)
Actuarial present value of
  benefit obligation:
    Retirees                         $4,727        $3,315
    Other employees                   3,727         4,596
- -----------------------------------------------------------
Accumulated benefit obligation        8,454         7,911
Less:
    Fair value of plan assets           148            84
    Unrecognized net loss (gain)       (550)         (632)
    Unrecognized transition
      obligation                      3,349         3,606
- -----------------------------------------------------------
Accrued liability recognized in
  the Balance Sheets                 $5,507        $4,853
===========================================================

    The weighted average rates assumed in the above actuarial calculations were:

==========================================================
                              1994        1993       1992
                              ----------------------------
Discount                       8.0%        7.5%       8.0%
Annual salary increase         5.5         5.0        6.0
Long-term return on
  plan assets                  8.5         8.5        8.5
- ----------------------------------------------------------

     An additional assumption used in measuring the accumulated postretirement medical benefit obligation was a weighted average medical care cost trend rate of 10.5 percent for 1994 decreasing gradually to 6.0 percent through the year 2000 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated medical benefit obligation as of December 31, 1994, by $6.7 million and the aggregate of the service and interest cost components of the net retiree medical cost by $1.1 million.

Mississippi Power Company 1994 Annual Report

    Components of the plans' net cost are shown below:

================================================================
                                              Pension
                                  ------------------------------
                                   1994         1993       1992
                                  ------------------------------
                                            (in thousands)
Benefits earned during
  the year                      $ 3,780      $ 3,792    $ 3,595
Interest cost on
  projected benefit
  obligation                      7,503        7,296      6,886
Actual (return) loss on
  plan assets                     3,244      (20,017)    (5,812)
Net amortization and
  deferral                      (16,048)       8,741     (4,265)
- -----------------------------------------------------------------
Net pension cost (income)       $(1,521)     $  (188)   $   404
=================================================================

     Of the above net pension amounts recorded, $(1.1) million in 1994, $(170) thousand in 1993, and $269 thousand in 1992, and were recorded in operating expenses, and the remainder was recorded in construction and other accounts.

                                        Postretirement Medical
                                     ----------------------------
                                        1994               1993
                                     ----------------------------
                                             (in thousands)
Benefits earned during the year       $1,486             $1,149
Interest cost on accumulated
  benefit obligation                   2,666              2,187
Amortization of transition
  obligation over 20 years               864                871
Actual (return) loss on
  plan assets                            127               (808)
Net amortization and deferral           (562)               343
- -----------------------------------------------------------------
Net postretirement cost               $4,581             $3,742
=================================================================

                                           Postretirement Life
                                          ---------------------
                                           1994           1993
                                          ---------------------
                                             (in thousands)
Benefits earned during the year          $  274         $  299
Interest cost on accumulated
  benefit obligation                        585            624
Amortization of transition
  obligation over 20 years                  179            180
Actual (return) loss on
  plan assets                                 5             (6)
Net amortization and deferral               (13)             -
- ---------------------------------------------------------------
Net postretirement cost                  $1,030         $1,097
===============================================================

     Of the above net postretirement medical and life insurance costs recorded, $4.4 million in 1994 and $3.9 million in 1993 was charged to operating expense and the remainder was charged to construction and other accounts.

Work Force Reduction Programs

    During 1994, Mississippi Power and SCS instituted work force reduction programs. The costs of the SCS work force reduction program were apportioned among the various entities that form the Southern electric system, with the Company's portion amounting to $1.4 million. The Company instituted an early retirement incentive program in April 1994 and deferred the related costs of approximately $12.9 million. The Company received authority from the MPSC to defer these costs, as well as its portion of the costs of the SCS program, and to amortize over a period not to exceed 60 months, beginning no later than January 1995. During 1994, the Company expensed $3.0 million of the cost of these programs.

3.  LITIGATION AND REGULATORY MATTERS:

Retail Rate Adjustment Plans

    Mississippi Power's retail base rates are set under a Performance Evaluation Plan (PEP). The current version, PEP-2 was approved by the MPSC in January 1994. PEP-2 was designed with the MPSC objectives that the plan would reduce the impact of rate changes on the customer and provide incentives for Mississippi Power to keep customer prices low. PEP-2 includes a mechanism for sharing rate adjustments based on the Company's ability to maintain low rates for customers and on the Company's performance as measured by three indicators that emphasize price and service to the customer. PEP-2 provides for semiannual evaluations of Mississippi's performance-based return on investment. Any change in rates is limited to 2 percent of retail revenues per evaluation period. PEP-2 will remain in effect until the MPSC modifies or terminates the plan. During 1994, there was no increase under PEP-2.

Environmental Compliance Overview Plan

The MPSC approved Mississippi Power's ECO Plan in 1992. The plan establishes procedures to facilitate the MPSC's overview of the Company's environmental strategy and provides for recovery of costs associated with environmental projects approved by the MPSC. Under the ECO Plan any increase in the annual revenue requirement is limited to 2 percent of retail revenues. However, the plan also provides for carryover of any amount over the 2 percent limit into the next year's revenue requirement. The ECO Plan has resulted in annual retail rate increases, the latest being a $7.6 million increase effective April 1994. On

Mississippi Power Company 1994 Annual Report


January 31, 1995, the Company filed the ECO Plan with the MPSC requesting an annual retail rate increase of $3.7 million, which included $1.6 million of 1994 carryover.

    Mississippi Power conducts studies, when possible, to determine the extent of any required clean-up costs. Should remediation be determined to be probable, reasonable estimates of costs to clean up such sites are developed and recognized in the financial statements. See "Environmental Matters" in the Management's Discussion and Analysis for information on a manufactured gas plant site.

FERC Reviews Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the Southern electric system's wholesale rate schedules and contracts that have a return on equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power and other similar contracts, including the Company's Transmission Facilities Agreement (TFA) discussed in
Note 5 under "Lease Agreements." Any changes in the rate of return on common equity that may require refunds as a result of this proceeding would be substantially for the period beginning in July 1991 and ending in October 1992.

    In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. The second period under review for possible refunds began in October 1994 and is scheduled to continue until January 1996.

    If the rates of return on common equity recommended by the FERC staff were applied to all of the schedules and contracts involved in both proceedings and refunds were ordered, the amount of refunds could range up to approximately $0.6 million at December 31, 1994. Although the final outcome of this matter cannot now be determined, in management's opinion, the final outcome will not result in changes that would have a material adverse effect on the Company's financial statements.

4.  CONSTRUCTION PROGRAM:

Mississippi Power is engaged in continuous construction programs, the costs of which are currently estimated to total some $78 million in 1995, $73 million in 1996, and $72 million in 1997. These estimates include AFUDC of $1.7 million in 1995, $2.2 million in 1996, and $1.5 million in 1997.

    The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment and materials; and cost of capital. The Company does not have any new generating plants under construction. However, significant construction will continue related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants.

    See "Environmental Matters" in Management's Discussion and Analysis for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.

5.  FINANCING AND COMMITMENTS:

Financing

Mississippi Power's construction program is expected to be financed from internal and other sources, such as the issuance of additional long-term debt and preferred stock and the receipt of capital contributions from The Southern Company.

    The amounts of first mortgage bonds and preferred stock which can be issued in the future will be contingent upon market conditions, adequate earnings levels, regulatory authorizations and other factors. See "Sources of Capital" in Management's Discussion and Analysis for information regarding the Company's coverage requirements.

    At December 31, 1994, Mississippi Power had unused committed credit agreements with banks for $27 million. Additionally, Mississippi Power had $70 million of unused committed credit agreements in the form of revolving credit

Mississippi Power Company 1994 Annual Report


agreements expiring at various dates during 1995 and in 1997. The agreements expiring December 31, 1997, for $40 million allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the Company's option. In connection with these credit arrangements, the Company agrees to pay commitment fees based on the unused portions of the commitments or to maintain compensating balances with the banks. The Company had no short-term borrowings outstanding at year-end 1994.

Assets Subject to Lien

Mississippi Power's mortgage indenture dated as of September 1, 1941, as amended and supplemented, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all the Company's fixed property and franchises.

Lease Agreements

In 1984, Mississippi Power and Gulf States Utilities Company (Gulf States) entered into a forty-year transmission facilities agreement whereby Gulf States began paying a use fee to the Company covering all expenses relative to ownership and operation and maintenance of a 500 kV line, including amortization of its original $57 million cost. For the three years ended 1994 use fees collected under this agreement, net of related expenses, amounted to $3.9 million each year, and are included with other income, net, in the Statements of Income. For other information see Note 3 under "FERC Reviews Equity Returns."

    In 1989, Mississippi Power entered into a twenty-two year lease agreement for the use of 495 aluminum railcars. In 1994, a second lease agreement for the use of 250 additional aluminum railcars was also entered into for twenty-two years. Both of these leases, totaling 745 railcars, were for the transport of coal at Plant Daniel. Gulf Power, as joint owner of Plant Daniel, is responsible for one half of the lease cost. The Company's share (50%) of the leases is charged to fuel inventory and allocated to fuel expense as the fuel is consumed. The lease cost charged to inventory was $1.2 million in each of the past three years. For the year 1995, the Company's annual lease payment will be $2.6 million, of which $1.2 million was charged to inventory in 1994. Lease payments will be approximately $1.7 million per year for the years 1996 through 1999. Lease payments after 1999 total approximately $26.1 million. The Company has the option to purchase the 745 railcars at the greater of the termination value or the fair market value, or to renew the leases at the end of the lease term.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, Mississippi Power has entered into various long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum production levels, and other financial commitments. Total estimated obligations were approximately $393 million at December 31, 1994. Additional commitments for fuel will be required in the future to supply the Company's fuel needs.

    In order to take advantage of lower cost coal supplies, agreements were reached in 1986 to terminate two contracts for the supply of coal to Plant Daniel, which is jointly owned by Mississippi Power and Gulf Power, an operating affiliate. The Company's portion of this payment was about $60 million. In accordance with the ratemaking treatment, the cost to terminate the contracts is being amortized through 1995 to match costs with savings achieved. The remaining unamortized amount of Mississippi Power's share of principal payments to the suppliers totaled $10.1 million at December 31, 1994.

6.  JOINT OWNERSHIP AGREEMENTS:

Mississippi Power and Alabama Power own as tenants in common Greene County Electric Generating Plant (coal) located in Alabama; and Mississippi Power and Gulf Power own as tenants in common Daniel Electric Generating Plant (coal) located in Mississippi. At December 31, 1994, Mississippi Power's percentage ownership and investment in these jointly owned facilities were as follows:

==========================================================================
                                            Company's
Generating        Total      Percent         Gross         Accumulated
  Plant          Capacity   Ownership      Investment      Depreciation
- ----------      ---------   ---------      -----------     -------------
                 (Megawatts)                    (in thousands)
Greene
  County           500         40%        $ 57,567           $29,742

Daniel           1,000         50%         219,870            90,908
- --------------------------------------------------------------------------

Mississippi Power Company 1994 Annual Report

    Mississippi Power's share of plant operating expenses is included in the corresponding operating expenses in the Statements of Income.

7.  LONG-TERM POWER SALES AGREEMENTS:

General

Mississippi Power and the other operating affiliates of The Southern Company have entered into long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside of the system's service area. The agreements for non-firm capacity expired in 1994. Some of these agreements (unit power sales) are firm commitments and pertain to capacity related to specific generating units. Mississippi Power's participation in firm production capacity unit power sales ended in 1989. However, the Company continues to participate in transmission and energy sales under the unit power sales agreements. Because the energy is generally sold at variable costs under these agreements, only revenues from capacity sales affect profitability. Off-system capacity revenues for the Company have been as follows:

============================================================
                                  Other
Year         Unit Power         Long-Term             Total
- ------------------------------------------------------------
                            (in thousands)
1994         $  660             $1,305               $1,965
1993          1,571              2,620                4,191
1992          2,168              1,405                3,573
- ------------------------------------------------------------

     In 1994, long-term non-firm power of 200 megawatts was sold by the Southern electric system to Florida Power Corporation until the contract expired at year-end.

8.  INCOME TAXES:

Effective January 1, 1993, Mississippi Power adopted FASB Statement No. 109, Accounting for Income Taxes. The adoption resulted in the recording of additional deferred income taxes and related regulatory assets and liabilities. At December 31, 1994, the tax-related regulatory assets to be recovered from customers were $25 million. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. At December 31, 1994, the tax-related regulatory liabilities to be refunded to customers were $46 million. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and unamortized investment tax credits.

    Details of the federal and state income tax provisions are shown below:

==================================================================
                                      1994        1993       1992
                                    ------------------------------
                                           (in thousands)
Total provision for
  income taxes
Federal --
  Currently  payable               $26,072     $15,842    $20,286
  Deferred  --current year           6,313       5,158     (1,578)
            --reversal of
              prior years           (5,161)       (820)    (3,931)
- ------------------------------------------------------------------
                                    27,224      20,180     14,777
- ------------------------------------------------------------------
State --
  Currently payable                  3,978       2,945      2,992
  Deferred  --current                1,669       1,339        218
            --reversal of
              prior years           (1,258)       (638)      (182)
- ------------------------------------------------------------------
                                     4,389       3,646      3,028
- ------------------------------------------------------------------
Total                               31,613      23,826     17,805
Less income taxes charged
  to other income                      227       1,158      1,427
- ------------------------------------------------------------------
Federal and state
  income taxes charged
  to operations                    $31,386     $22,668    $16,378
==================================================================

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax

                                       24
NOTES (continued)
Mississippi Power Company 1994 Annual Report


bases, which give rise to deferred tax assets and liabilities are as follows:

===============================================================
                                       1994               1993
                                      -------------------------
                                         (in thousands)
Deferred tax liabilities:
  Accelerated depreciation         $138,281           $130,299
  Basis differences                  11,645             11,332
  Coal contract buyouts               3,851              6,870
  Other                              17,908             18,719
- ---------------------------------------------------------------
Total                               171,685            167,220
- ---------------------------------------------------------------
Deferred tax assets:
  Other property
    basis differences               27,375             28,779
  Pension and
    other benefits                   5,386              4,625
  Property insurance                 4,171              4,031
  Unbilled fuel                      3,649              4,205
  Other                              7,009              5,562
- --------------------------------------------------------------
Total                               47,590             47,202
- --------------------------------------------------------------
Net deferred tax
  liabilities                      124,095            120,018
Portion included in
  current assets, net                5,410              4,316
- --------------------------------------------------------------
Accumulated deferred
  income taxes in the
  Balance Sheets                  $129,505           $124,334
==============================================================

    In 1989, under order of the MPSC, Mississippi Power began amortizing deferred income taxes not covered by the Internal Revenue Service normalization requirements, that had been recorded at rates higher than those specified by the current statutory income tax rules. This amortization occurred over a 60-month period, the effect of which was a reduction of income tax expense of approximately $2.7 million per year. This tax rate differential has been fully amortized.

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $1.5 million in both 1994 and 1993 and $1.4 million in 1992. At December 31, 1994, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

=============================================================
                                   1994       1993      1992
                                 ----------------------------
Total effective tax rate             37%       33%        30%
State income tax, net of
  federal income tax benefit         (3)%      (3)        (3)
Tax rate differential                 1         4          6
Other                                 -         1          1
- -------------------------------------------------------------
Statutory federal tax rate           35%       35%        34%
=============================================================

    Mississippi Power and its affiliates file a consolidated federal income tax return. Under a joint consolidated income tax agreement, each company's current and deferred tax expense is computed on a stand-alone basis, and consolidated tax savings are allocated to each company based on its ratio of taxable income to total consolidated taxable income.

9.  OTHER LONG-TERM DEBT:

Details of other long-term debt are as follows:

==============================================================

                                               December 31,
                                             1994        1993
                                           -------------------
                                              (in thousands)
Obligations incurred in
 connection with the sale by
 public authorities of
 tax-exempt pollution control
 revenue bonds:
  5.80% due 2007                           $  980      $  990
  Variable rate due 2020                    6,550       6,550
  Variable rate due 2022                   16,750      16,750
  6.20% due 2023                           13,000      13,000
  5.65% due 2023                           25,875      25,875
- --------------------------------------------------------------
                                           63,155      63,165
- --------------------------------------------------------------
Notes payable:
  8.25% due 1994-1995                          -       17,520
  7.50% due 1994-1995                      1,689        2,158
  5.39% to 5.72% due 1995                  9,000            -
  4.15% to 5.89% due 1995-1996            50,000            -
  6.0375% due 1996                        35,000            -
- --------------------------------------------------------------
                                          95,689       19,678
- --------------------------------------------------------------
Total                                   $158,844      $82,843
==============================================================

     Pollution control obligations represent installment or lease purchases of pollution control facilities financed by application of funds derived from sales by public authorities of tax-exempt revenue bonds. Mississippi Power has authenticated and delivered to the Trustee a like principal amount of first

Mississippi Power Company 1994 Annual Report

mortgage bonds as security for obligations under collateralized installment agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under these agreements. The 5.8% Series of pollution control obligations has a cash sinking fund requirement of $10 thousand annually through 1997 and $20 thousand annually in 1998 and 1999.

10. LONG-TERM DEBT DUE WITHIN ONE YEAR:

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year is as follows:

===============================================================
                                              1994        1993
                                            -------------------
                                               (in thousands)
Bond improvement
  fund requirements                        $ 1,931     $ 1,902

Less:
  Portion to be satisfied by
  certifying property additions              1,431       1,402
- ---------------------------------------------------------------
Cash improvement fund
  requirements                                 500         500
First mortgage bond maturities
  and redemptions                                -      10,000
Pollution control bond cash
  sinking fund requirements (Note 9)            10          10
Current portion of notes
  payable (Note 9)                          40,689       8,835
- ---------------------------------------------------------------
Total                                      $41,199     $19,345
===============================================================

    The first mortgage bond improvement fund requirement is one percent of each outstanding series authenticated under the indenture of Mississippi Power prior to January 1 of each year, other than first mortgage bonds issued as collateral security for certain pollution control obligations. The requirement must be satisfied by June 1 of each year by depositing cash or reacquiring bonds, or by pledging additional property equal to 166-2/3 percent of such requirement.

11. COMMON STOCK DIVIDEND RESTRICTIONS:

Mississippi Power's first mortgage bond indenture and the corporate charter contain various common stock dividend restrictions. At December 31, 1994, $94 million of retained earnings was restricted against the payment of cash dividends on common stock under the most restrictive terms of the mortgage indenture or corporate charter.

12. QUARTERLY FINANCIAL DATA (UNAUDITED):

Summarized quarterly financial data for 1994 and 1993 are as follows:

===================================================================
                                                  Net Income
                                                After Dividends
Quarter            Operating      Operating           On
Ended              Revenues       Income        Preferred Stock
- -------            ------------------------------------------------

March 1994         $114,134        $12,910         $ 8,266
June 1994           131,792         19,891          13,744
September 1994      142,340         26,212          21,357
December 1994       110,896         14,062           5,790

March 1993         $101,552        $ 9,529         $ 4,424
June 1993           117,764         18,147          11,852
September 1993      148,102         22,377          16,560
December 1993       107,465         13,333           9,600

    Mississippi Power's business is influenced by seasonal weather conditions and the timing of rate changes.

SELECTED FINANCIAL AND OPERATING DATA
Mississippi Power Company 1994 Annual Report


================================================================================================
                                                                    1994        1993        1992
- ------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                               $499,162    $474,883    $434,447
Net Income after Dividends
  on Preferred Stock (in thousands)                              $49,157     $42,436     $36,790
Cash Dividends on Common Stock (in thousands)                    $34,100     $29,000     $28,000
Return on Average Common Equity (percent)                          14.38       14.09       13.27
Total Assets (in thousands)                                   $1,123,711  $1,050,334    $791,283
Gross Property Additions (in thousands)                         $104,014    $139,976     $68,189
- ------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                             $361,753    $321,768    $280,640
Preferred stock                                                   74,414      74,414      74,414
Preferred stock subject to mandatory redemption                        -           -           -
Long-term debt                                                   306,522     250,391     238,650
- ------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                   $742,689    $646,573    $593,704
================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                 48.7        49.8        47.3
Preferred stock                                                     10.0        11.5        12.5
Long-term debt                                                      41.3        38.7        40.2
- ------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                      100.0       100.0       100.0
================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                            35,000      70,000      40,000
Retired                                                           32,628      51,300     104,703
Preferred Stock (in thousands):
Issued                                                                 -      23,404      35,000
Retired                                                                -      23,404           -
- ------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                            Aa3          A1          A1
  Standard and Poor's                                                 A+          A+          A+
  Duff & Phelps                                                       A+          A+          A+
Preferred Stock -
  Moody's                                                             a1          a1          a1
  Standard and Poor's                                                  A           A           A
  Duff & Phelps                                                        A           A           A
- ------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                      152,891     151,692     150,248
Commercial                                                        29,276      28,648      28,056
Industrial                                                           650         570         573
Other                                                                189         190         189
- ------------------------------------------------------------------------------------------------
Total                                                            183,006     181,100     179,066
================================================================================================
Employees (year-end)                                               1,535       1,586       1,619
- ------------------------------------------------------------------------------------------------

                                       27A

Mississippi Power Company 1994 Annual Report


================================================================================================
                                                                    1991        1990        1989
- ------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                               $432,386    $446,871    $442,650
Net Income after Dividends
  on Preferred Stock (in thousands)                              $22,627     $34,176     $38,576
Cash Dividends on Common Stock (in thousands)                    $28,500     $27,500     $27,000
Return on Average Common Equity (percent)                           8.17       12.36       14.43
Total Assets (in thousands)                                     $790,641    $800,026    $786,570
Gross Property Additions (in thousands)                          $53,675     $49,009     $43,916
- ------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                             $273,855    $279,833    $273,157
Preferred stock                                                   39,414      39,414      39,414
Preferred stock subject to mandatory redemption                        -       3,750       4,500
Long-term debt                                                   304,150     270,724     277,693
- ------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                   $617,419    $593,721    $594,764
================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                 44.4        47.1        45.9
Preferred stock                                                      6.4         7.3         7.4
Long-term debt                                                      49.2        45.6        46.7
- ------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                      100.0       100.0       100.0
================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                            50,000           -           -
Retired                                                                -       4,000       3,823
Preferred Stock (in thousands):
Issued                                                                 -           -           -
Retired                                                            4,118         750         750
- ------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                             A1          A1          A1
  Standard and Poor's                                                 A+          A+          A+
  Duff & Phelps                                                       A+          A+          A+
Preferred Stock -
  Moody's                                                             a1          a1          a1
  Standard and Poor's                                                  A           A           A
  Duff & Phelps                                                        A           A           A
- ------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                      148,978     147,738     147,308
Commercial                                                        27,441      27,134      26,867
Industrial                                                           562         574         525
Other                                                                400         411         404
- ------------------------------------------------------------------------------------------------
Total                                                            177,381     175,857     175,104
================================================================================================
Employees (year-end)                                               1,630       1,842       1,750
- ------------------------------------------------------------------------------------------------


                                       27B

Mississippi Power Company 1994 Annual Report


================================================================================================
                                                                    1988        1987        1986
- ------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                               $437,939    $455,843    $476,265
Net Income after Dividends
  on Preferred Stock (in thousands)                              $36,081     $35,200     $33,814
Cash Dividends on Common Stock (in thousands)                    $27,600     $24,700     $23,700
Return on Average Common Equity (percent)                          14.03       14.68       15.28
Total Assets (in thousands)                                     $779,319    $764,068    $767,110
Gross Property Additions (in thousands)                          $54,550     $53,288     $62,488
- ------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                             $261,473    $252,992    $226,601
Preferred stock                                                   39,414      39,414      39,414
Preferred stock subject to mandatory redemption                    5,250       6,750       8,250
Long-term debt                                                   287,525     294,811     299,684
- ------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                   $593,662    $593,967    $573,949
================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                 44.1        42.6        39.5
Preferred stock                                                      7.5         7.8         8.3
Long-term debt                                                      48.4        49.6        52.2
- ------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                      100.0       100.0       100.0
================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                 -           -      35,000
Retired                                                                -      29,701      29,250
Preferred Stock (in thousands):
Issued                                                                 -           -           -
Retired                                                            1,500       1,500       1,500
- ------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                             A1          A1          A1
  Standard and Poor's                                                 A+          A+          A+
  Duff & Phelps                                                        5           5           5
- ------------------------------------------------------------------------------------------------
Preferred Stock -
  Moody's                                                             a1          a1          a1
  Standard and Poor's                                                  A           A           A
  Duff & Phelps                                                        6           6           6
- ------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                      146,750     146,273     145,809
Commercial                                                        26,751      26,342      26,217
Industrial                                                           478         438         393
Other                                                                399         389         363
- ------------------------------------------------------------------------------------------------
Total                                                            174,378     173,442     172,782
================================================================================================
Employees (year-end)                                               1,831       1,898       1,882
- ------------------------------------------------------------------------------------------------

                                       27C

Mississippi Power Company 1994 Annual Report


====================================================================================
                                                                    1985        1984
- ------------------------------------------------------------------------------------
Operating Revenues (in thousands)                               $475,610    $442,507
Net Income after Dividends
  on Preferred Stock (in thousands)                              $33,330     $31,380
Cash Dividends on Common Stock (in thousands)                    $22,600     $21,000
Return on Average Common Equity (percent)                          15.83       15.74
Total Assets (in thousands)                                     $679,577    $660,530
Gross Property Additions (in thousands)                          $57,791     $37,290
- ------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                             $216,087    $205,018
Preferred stock                                                   39,414      39,414
Preferred stock subject to mandatory redemption                    9,750      10,500
Long-term debt                                                   261,594     267,051
- ------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                   $526,845    $521,983
====================================================================================
Capitalization Ratios (percent):
Common stock equity                                                 41.0        39.3
Preferred stock                                                      9.3         9.5
Long-term debt                                                      49.7        51.2
- ------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                      100.0       100.0
====================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                 -           -
Retired                                                              250         250
Preferred Stock (in thousands):
Issued                                                                 -           -
Retired                                                            1,111         639
- ------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                             A1          A1
  Standard and Poor's                                                  A           A
  Duff & Phelps                                                        5           5
Preferred Stock -
  Moody's                                                             a1          a1
  Standard and Poor's                                                  A           A
  Duff & Phelps                                                        6           6
- ------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                      145,071     142,846
Commercial                                                        25,629      25,404
Industrial                                                           371         348
Other                                                                356         356
- ------------------------------------------------------------------------------------
Total                                                            171,427     168,954
====================================================================================
Employees (year-end)                                               1,801       1,669
- ------------------------------------------------------------------------------------

Mississippi Power Company 1994 Annual Report


================================================================================================
                                                                    1994        1993        1992
- ------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                     $124,257    $118,793    $109,781
Commercial                                                       124,716     115,152     107,131
Industrial                                                       142,268     130,198     117,010
Other                                                              3,882       3,760       3,533
- ------------------------------------------------------------------------------------------------
Total retail                                                     395,123     367,903     337,455
Sales for resale - non-affiliates                                 88,122      83,511      80,213
Sales for resale - affiliates                                      9,538      15,519      10,055
- ------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                         492,783     466,933     427,723
Other revenues                                                     6,379       7,950       6,724
- ------------------------------------------------------------------------------------------------
Total                                                           $499,162    $474,883    $434,447
================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                    1,922,217   1,929,835   1,804,858
Commercial                                                     2,100,625   1,933,685   1,811,042
Industrial                                                     3,847,011   3,623,543   3,536,634
Other                                                             38,147      38,357      38,261
- ------------------------------------------------------------------------------------------------
Total retail                                                   7,908,000   7,525,420   7,190,795
Sales for resale - non-affiliates                              2,555,914   2,544,982   2,687,917
Sales for resale - affiliates                                    174,342     426,919     280,443
- ------------------------------------------------------------------------------------------------
Total                                                         10,638,256  10,497,321  10,159,155
================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                         6.46        6.16        6.08
Commercial                                                          5.94        5.96        5.92
Industrial                                                          3.70        3.59        3.31
Total retail                                                        5.00        4.89        4.69
Total sales                                                         4.63        4.45        4.21
Residential Average Annual Kilowatt-Hour Use Per Customer         12,611      12,780      12,066
Residential Average Annual Revenue Per Customer                  $815.21     $786.71     $733.90
Plant Nameplate Capacity Ratings (year-end) (megawatts)            2,086       2,011       2,011
Maximum Peak-Hour Demand (megawatts):
Winter                                                             1,636       1,401       1,386
Summer                                                             1,874       1,872       1,755
Annual Load Factor (percent)                                        63.4        60.0        60.8
Plant Availability - Fossil-Steam (percent)                         85.4        88.0        92.0
- ------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                56.0        63.5        60.4
Oil and gas                                                         10.2         7.6         5.8
Purchased power -
  From non-affiliates                                                1.2         1.3         1.2
  From affiliates                                                   32.6        27.6        32.6
- ------------------------------------------------------------------------------------------------
Total                                                              100.0       100.0       100.0
================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                               10,295      10,075       9,888
Cost of fuel per million BTU (cents)                              165.96      170.13      162.27
Average cost of fuel per net kilowatt-hour generated (cents)        1.71        1.71        1.60
- ------------------------------------------------------------------------------------------------

                                       29A

Mississippi Power Company 1994 Annual Report


================================================================================================
                                                                    1991        1990        1989
- ------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                     $103,820    $102,243    $100,068
Commercial                                                       103,666     103,352     103,403
Industrial                                                       116,972     123,754     128,983
Other                                                              5,869       6,078       5,992
- ------------------------------------------------------------------------------------------------
Total retail                                                     330,327     335,427     338,446
Sales for resale - non-affiliates                                 78,826      86,194      82,111
Sales for resale - affiliates                                     18,044      20,157      16,938
- ------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                         427,197     441,778     437,495
Other revenues                                                     5,189       5,093       5,155
- ------------------------------------------------------------------------------------------------
Total                                                           $432,386    $446,871    $442,650
================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                    1,832,266   1,804,838   1,741,855
Commercial                                                     1,768,441   1,718,074   1,686,302
Industrial                                                     3,297,247   3,311,460   3,204,208
Other                                                             89,375      85,938      87,611
- ------------------------------------------------------------------------------------------------
Total retail                                                   6,987,329   6,920,310   6,719,976
Sales for resale - non-affiliates                              2,706,320   2,883,581   2,798,086
Sales for resale - affiliates                                    617,696     714,365     527,970
- ------------------------------------------------------------------------------------------------
Total                                                         10,311,345  10,518,256  10,046,032
================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                         5.67        5.66        5.74
Commercial                                                          5.86        6.02        6.13
Industrial                                                          3.55        3.74        4.03
Total retail                                                        4.73        4.85        5.04
Total sales                                                         4.14        4.20        4.35
Residential Average Annual Kilowatt-Hour Use Per Customer         12,338      12,228      11,842
Residential Average Annual Revenue Per Customer                  $699.11     $692.70     $680.32
Plant Nameplate Capacity Ratings (year-end) (megawatts)            2,011       1,998       1,998
Maximum Peak-Hour Demand (megawatts):
Winter                                                             1,267       1,201       1,556
Summer                                                             1,682       1,724       1,682
Annual Load Factor (percent)                                        61.5        59.0        58.8
Plant Availability - Fossil-Steam (percent)                         89.8        93.3        94.0
- ------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                64.1        62.6        63.4
Oil and gas                                                          8.1        14.0        13.5
Purchased power -
  From non-affiliates                                                0.7         0.8         0.5
  From affiliates                                                   27.1        22.6        22.6
- ------------------------------------------------------------------------------------------------
Total                                                              100.0       100.0       100.0
================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                               10,142      10,319      10,159
Cost of fuel per million BTU (cents)                              177.52      183.27      178.38
Average cost of fuel per net kilowatt-hour generated (cents)        1.80        1.89        1.81
- ------------------------------------------------------------------------------------------------

                                       29B

Mississippi Power Company 1994 Annual Report


================================================================================================
                                                                    1988        1987        1986
- ------------------------------------------------------------------------------------------------

Operating Revenues (in thousands):
Residential                                                      $96,711     $98,338    $101,984
Commercial                                                        98,772      98,669     100,521
Industrial                                                       123,038     129,004     134,501
Other                                                              5,874       5,723       5,882
- ------------------------------------------------------------------------------------------------
Total retail                                                     324,395     331,734     342,888
Sales for resale - non-affiliates                                 75,525      88,060     107,270
Sales for resale - affiliates                                     33,747      31,278      21,669
- ------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                         433,667     451,072     471,827
Other revenues                                                     4,272       4,771       4,438
- ------------------------------------------------------------------------------------------------
Total                                                           $437,939    $455,843    $476,265
================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                    1,686,722   1,658,327   1,674,407
Commercial                                                     1,607,988   1,555,044   1,544,899
Industrial                                                     2,879,457   2,862,632   2,877,026
Other                                                             86,049      81,153      81,352
- ------------------------------------------------------------------------------------------------
Total retail                                                   6,260,216   6,157,156   6,177,684
Sales for resale - non-affiliates                              2,280,341   2,615,058   2,382,443
Sales for resale - affiliates                                  1,100,808     955,303     704,461
- ------------------------------------------------------------------------------------------------
Total                                                          9,641,365   9,727,517   9,264,588
================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                         5.73        5.93        6.09
Commercial                                                          6.14        6.35        6.51
Industrial                                                          4.27        4.51        4.68
Total retail                                                        5.18        5.39        5.55
Total sales                                                         4.50        4.64        5.09
Residential Average Annual Kilowatt-Hour Use Per Customer         11,499      11,356      11,498
Residential Average Annual Revenue Per Customer                  $659.30     $673.41     $700.32
Plant Nameplate Capacity Ratings (year-end) (megawatts)            1,966       1,966       1,966
Maximum Peak-Hour Demand (megawatts):
Winter                                                             1,284       1,224       1,208
Summer                                                             1,621       1,548       1,612
Annual Load Factor (percent)                                        57.6        59.0        56.8
Plant Availability - Fossil-Steam (percent)                         93.0        93.5        93.2
- ------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                86.3        79.4        74.1
Oil and gas                                                          4.8         5.3         5.1
Purchased power -
  From non-affiliates                                                0.4         0.3         2.0
  From affiliates                                                    8.5        15.0        18.8
- ------------------------------------------------------------------------------------------------
Total                                                              100.0       100.0       100.0
================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                               10,220      10,525      10,569
Cost of fuel per million BTU (cents)                              185.13      194.46      224.63
Average cost of fuel per net kilowatt-hour generated (cents)        1.89        2.05        2.37
- ------------------------------------------------------------------------------------------------

                                       29C

Mississippi Power Company 1994 Annual Report


====================================================================================
                                                                    1985        1984
- ------------------------------------------------------------------------------------

Operating Revenues (in thousands):
Residential                                                      $96,878     $92,955
Commercial                                                        96,883      91,500
Industrial                                                       129,495     128,951
Other                                                              5,884       5,704
- ------------------------------------------------------------------------------------
Total retail                                                     329,140     319,110
Sales for resale - non-affiliates                                115,757     106,691
Sales for resale - affiliates                                     27,277      13,226
- ------------------------------------------------------------------------------------
Total revenues from sales of electricity                         472,174     439,027
Other revenues                                                     3,436       3,480
- ------------------------------------------------------------------------------------
Total                                                           $475,610    $442,507
====================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                    1,603,539   1,535,329
Commercial                                                     1,500,972   1,415,153
Industrial                                                     2,786,883   2,768,877
Other                                                             83,142      78,198
- ------------------------------------------------------------------------------------
Total retail                                                   5,974,536   5,797,557
Sales for resale - non-affiliates                              2,819,439   2,656,738
Sales for resale - affiliates                                    733,142     285,562
- ------------------------------------------------------------------------------------
Total                                                          9,527,117   8,739,857
====================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                         6.04        6.05
Commercial                                                          6.45        6.47
Industrial                                                          4.65        4.66
Total retail                                                        5.51        5.50
Total sales                                                         4.96        5.02
Residential Average Annual Kilowatt-Hour Use Per Customer         11,135      10,814
Residential Average Annual Revenue Per Customer                  $672.71     $654.74
Plant Nameplate Capacity Ratings (year-end) (megawatts)            1,966       1,966
Maximum Peak-Hour Demand (megawatts):
Winter                                                             1,310       1,210
Summer                                                             1,444       1,421
Annual Load Factor (percent)                                        61.0        59.8
Plant Availability - Fossil-Steam (percent)                         92.4        93.1
- ------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                74.1        67.5
Oil and gas                                                          2.8         2.5
Purchased power -
  From non-affiliates                                                0.4         0.2
  From affiliates                                                   22.7        29.8
- ------------------------------------------------------------------------------------
Total                                                              100.0       100.0
====================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                               10,396      10,385
Cost of fuel per million BTU (cents)                              235.24      236.45
Average cost of fuel per net kilowatt-hour generated (cents)        2.45        2.46
- ------------------------------------------------------------------------------------